Exhibit (c) 1


GPU Energy News Release
September 24, 1998


GPU Energy Reaches Settlements in Pa. Restructuring Cases
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READING,  Pa.--Sept.  24,  1998--GPU  Energy  has  reached  "balanced  and fair"
settlement agreements in its Pennsylvania restructuring cases, the company announced today.

The settlement agreements were submitted today to the Pennsylvania Public Utility Commission (PUC) for its review and approval. Major parties in the restructuring cases signed the agreements.

"GPU Energy is pleased that these settlement agreements put electric choice and its many benefits back on track for our customers," said Dennis Baldassari, GPU Energy president and chief operating officer.

"The settlement agreements are balanced and fair to customers and shareholders," he said. "They provide guaranteed savings for customers, the opportunity for reasonable returns to shareholders and the ability for us to continue to support the communities we serve."

The settlement agreements include a rate reduction, rate caps, a greater opportunity to reduce costs for customers who shop and the ability of all customers to shop for an electricity supplier as of Jan. 1, 1999. The GPU Energy companies will be the only major electric utilities in Pennsylvania to open electric choice to 100 percent of their customers on January 1.

Baldassari praised the efforts of PUC Chairman John M. Quain and Commissioner Aaron Wilson Jr. in facilitating discussions which eventually led to a settlement of issues among the parties. "Chairman Quain and Commissioner Wilson provided crucial assistance in helping to resolve many tough issues in order to arrive at these settlements," Baldassari said.

He said the settlements continue the company's tradition of low costs. "In 2004, customers will still be paying essentially the same rates as today," Baldassari said. "And, accounting for inflation, our average rates today are at least 20 percent lower than they were in 1986."

The settlement agreements provide:

- Adequate funding for maintaining the reliability of the system of wires that deliver electricity to customers;

- A rate reduction on Jan. 1, 1999, for all customers whether they shop for electricity or not (2.5 percent for Metropolitan Edison Co. customers and 3.0 percent for Pennsylvania Electric Co. customers);

- The ability of all customers to participate in electric choice on Jan. 1, 1999 - two years sooner than called for in Pennsylvania's Electricity Competition Act;


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-    A greater opportunity for savings than the original PUC orders provided for customers who shop (Customers will receive a higher "price to compare" or "shopping credit." Customers will save money if they buy electricity from another supplier that charges less than the price to compare. The average price to compare in 1999 will be 4.350 cents per kilowatt-hour for Met-Ed, or 16 percent higher than the PUC's original order, and 4.404 cents per kilowatt-hour for Penelec, or 18 percent higher than the PUC's original order. Actual prices will vary by customer rate class.);

- Adequate assurance of full recovery of the above-market costs of government-mandated contracts to buy electricity from non-utility generators (Beginning in 2005, the amount collected would be "trued up" every five years over the lives of the contracts.);

- A rate cap for the cost of delivering electricity (transmission and distribution) until 2004, three-and-one-half years longer than the period called for in the Competition Act (with the exception of a pending federal order requiring a transmission rate increase in Pennsylvania);

- A rate cap for electricity purchased from GPU Energy, as provider of last resort, until 2010;

-    PUC approval for GPU Energy to sell its generating stations;

- Recovery of $658.14 million in stranded costs for Met-Ed over 12 years and $332.16 million for Penelec over 11 years (These amounts reflect the effects of using the estimated net proceeds from selling GPU Energy's generating plants to reduce stranded costs and will be adjusted by the actual amounts resulting from selling the plants.);

- $2.7 million assistance in 1999 for low-income customers of Met-Ed and $3.4 million assistance in 1999 for low-income Penelec customers;

- A sustainable energy fund to promote the development and use of renewable energy and clean energy technologies with one-time payments in 1998 of $5.7 million from Met-Ed and of $6.4 million from Penelec;

- The ability of some customers who shop to choose another licensed supplier to provide metering services beginning Jan. 1, 1999, and billing services beginning Jan. 1, 2000; and

- A phase-in of competitive bidding beginning no later than June 1, 2000, for other suppliers to be the "provider of last resort" for customers.

"GPU Energy was an early advocate for electric power supply competition, and these settlements will stimulate electric competition," Baldassari said. "At the same time, they take into account GPU Energy's unique circumstances as a low-cost utility and the only utility in Pennsylvania which will not have any generating facilities."

Under the agreements, after the PUC gives final approval to the settlements, GPU Energy will drop legal actions against the commission. GPU Energy had filed actions in state and federal courts challenging the PUC's June 26, 1998, restructuring orders for the companies.

A preliminary PUC vote on the agreements is expected today. After a period for public comment, the commission would take a final vote.

The three domestic utility subsidiaries of GPU, Inc. (Met-Ed, Penelec and Jersey Central Power & Light Co.) do business as GPU Energy. They serve more than two million customers in Pennsylvania and New Jersey. GPU, Inc. is a registered utility holding company.




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